Exhibit 4.1

EXECUTION COPY

CC HOLDINGS GS V LLC,

CROWN CASTLE GS III CORP.

AND EACH OF THE GUARANTORS PARTY HERETO

7.750% SENIOR SECURED NOTES DUE 2017

INDENTURE

Dated as of April 30, 2009

The Bank of New York Mellon Trust Company, N.A.,

as Trustee

i

	ARTICLE 10

	COLLATERAL AND SECURITY

Section 10.01	Collateral and Security Documents	87
Section 10.02	Release of Collateral	87
Section 10.03	[Intentionally Omitted]	88
Section 10.04	Further Assurances; Insurance	88
Section 10.05	Permitted Releases Not To Impair Lien	88
Section 10.06	[Intentionally Omitted]	89
Section 10.07	Suits To Protect the Collateral	89
Section 10.08	Authorization of Receipt of Funds by the Trustee Under the Security Documents	89
Section 10.09	Purchaser Protected	89
Section 10.10	Powers Exercisable by Receiver or Trustee	90
Section 10.11	Release Upon Termination of the Issuer’s Obligations	90
Section 10.12	Security Interest in Reserves.	90
Section 10.13	Termination of Ground Leases, Easements and Site Management Agreement	90

	ARTICLE 11

	NOTE GUARANTEES

Section 11.01	Guarantee	91
Section 11.02	Limitation on Guarantor Liability	92
Section 11.03	Guarantors May Consolidate, etc., on Certain Terms	92
Section 11.04	Releases	93

	ARTICLE 12

	SATISFACTION AND DISCHARGE

Section 12.01	Satisfaction and Discharge	95
Section 12.02	Application of Trust Money	96

	ARTICLE 13

	[INTENTIONALLY OMITTED]

	ARTICLE 14

	MISCELLANEOUS

Section 14.01	[Intentionally omitted]	96
Section 14.02	Notices	97

v

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE, dated as of April 30, 2009, among CC Holdings GS V LLC, a Delaware limited liability company (the “Issuer”), Crown Castle GS III Corp., a Delaware corporation (the “Co-Issuer,” together with the Issuer, the “Issuers”), the Guarantors (as defined herein) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The Issuer, the Co-Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Notes (as defined herein):

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend end and deposited with, or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acceptable Manager” means (i) Crown Castle USA Inc. or another wholly-owned Subsidiary of the Parent with experience managing properties similar to the Properties or (ii) another management company chosen by the Holders of a majority in principal amount of the outstanding Notes as described in Section 4.19.

“Additional Notes” means Additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.02, 2.15 and 4.9 hereof, as part of the same or a different series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Annualized Run Rate Net Cash Flow” means for any Property at any point in time the Annualized Run Rate Revenue for such Property, less the sum of (i) annualized current insurance expenses, real estate and similar taxes (including payments in lieu of taxes), Ground Lease payments (if any) with respect to such Property and amounts payable to any third-party owner under a Site Management Agreement, if applicable, (ii) the trailing twelve (12) month expenses in respect of such Property for maintenance (including Maintenance Capital Expenditures), utility costs (excluding utility costs paid directly by Sprint), licensing and permitting (excluding portfolio support personnel) and (iii) a Management Fee based on the Annualized Run Rate Revenue for such Property. For purposes of clause (ii) of this definition, the calculation of the trailing twelve (12) month expenses shall be based on, at the time of the acquisition of such Property and through the three (3) full months thereafter, the Issuer’s annual consolidated budgeted expenses in respect of such Property for maintenance (including Maintenance Capital Expenditures), utilities, licensing and permitting (excluding portfolio support personnel), and following the first three (3) full months following acquisition of such Property and through the date that the Property is no longer an Unseasoned Property, actual expenses in respect of such Property for maintenance (including Maintenance Capital Expenditures), utilities, licensing and permitting (excluding portfolio support personnel) annualized based upon the number of full calendar months of ownership of such Property.

“Annualized Run Rate Revenue” means, at any point in time, the annualized rent payable by tenants for occupancy of a Property at such time.

“Applicable Premium” means, with respect to any Note on any redemption or purchase date, the excess of (i) the present value at such redemption or purchase date, as applicable, of (A) the redemption or purchase price of such Note at May 1, 2013 (such redemption or purchase price being set forth in Section 3.07), plus (B) all required interest payments due on such Note through May 1, 2013 (excluding accrued but unpaid interest, if any, to the redemption or purchase date), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points over (ii) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Exchange” means any transaction in which the Issuer or one of its Subsidiaries exchanges assets for Substitute Assets, cash or Permitted Investments where the Fair Market Value (evidenced by an Officers’ Certificate of the Manager delivered to the Trustee) of the Substitute Assets and cash or Permitted Investments received by the Issuer and its Subsidiaries in such exchange is at least equal to the Fair Market Value (which determination shall be made in the good faith judgment of the Manager) of the assets disposed of in such exchange.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), including an Asset Exchange but excluding an Event of Loss.

“Asset Sale Offer” has the meaning set forth in Section 4.10.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Board of Directors” means:

(i)	with respect to a corporation, the Board of Directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(ii)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(iii)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or the board of directors of the limited liability company or any committee thereof duly authorized to act on behalf of such board; and

(iv)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolutions” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Issuers to have been adopted by the Board of Directors or pursuant to authorization by the Board of Directors and to be in full force and effect on the date of the certificate and delivered to the Trustee.

“Business Day” means any day excluding (i) Saturday, (ii) Sunday, (iii) any day which is a legal holiday in the State of New York, the State of Texas or the state in which the Corporate Trust Office of the Trustee is located and (iv) any day on which banking institutions located in such state are generally not open for the conduct of regular business.

“Capital Expenditures” means expenditures for capital improvements, repairs or alterations, fixtures, equipment and other capital items (whether paid in cash or property or accrued as liabilities) made by the Issuer or any of its Subsidiaries that, in conformity with GAAP, would be included in the Issuer’s annual consolidated Financial Statements as a capital expenditure.

“Capital Stock” means:

(i)	in the case of a corporation, corporate stock;

(ii)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Management Agreement” means the Cash Management Agreement dated the date hereof among the Issuer, the Guarantors, the Manager, the Trustee and the bank at which the Lock Box Account is maintained, as such agreement may be amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part) from time to time in accordance with its terms and this Indenture.

A “Cash Trap Event” shall occur as of the last day of any calendar quarter when the Consolidated Fixed Charge Coverage Ratio of the Issuer is equal to or less than 1.35 to 1, and shall continue to exist until such time as the Consolidated Fixed Charge Coverage Ratio of the Issuer exceeds 1.35 to 1 for two (2) consecutive calendar quarters.

“Certificated Notes” means a Note that is in substantially the form attached hereto as Exhibit A and that is not a Global Note.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Issuer” has the meaning set forth in the preamble.

“Collateral” means all the collateral described in the Security Documents.

“Commission” means the Securities and Exchange Commission.

“Consolidated Fixed Charge Coverage Ratio” means, at any time of determination, Net Cash Flow divided by the amount of consolidated interest that the Issuer and its Subsidiaries are required to pay on the principal amount of all the Notes during the succeeding twelve (12) months beginning as of the first day immediately following the most recently ending quarter for which quarterly Financial Statements have been required to be delivered (or have been delivered) pursuant to Section 4.03.

“Consolidated Indebtedness” means the sum, without duplication, of (i) the total amount of Indebtedness of the Issuer and its Subsidiaries, (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been guaranteed by the Issuer or one or more of its Subsidiaries and (iii) the aggregate liquidation value of all Disqualified Stock of the Issuer and its Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates; or (iv) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making (other than the Notes), discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Corporate Trust Office of the Trustee” means, solely for purposes of presenting the Notes, The Bank of New York Mellon, as agent, located at 101 Barclay Street, 7 East, New York, New York 10014 and, for all other purposes the office of the Trustee at which any time its corporate trust business shall be administered, which at the date hereof is located at 601 Travis Street, 16th floor, Houston, Texas 77002, Attention: Corporate Trust Services, re: CC Holdings GS V LLC and Crown Castle GS III Corp., or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuers, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuers).

“Covenant Defeasance” has the meaning set forth in Section 8.03.

“Custodian” means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

“Debt to Net Cash Flow Ratio” means, as of any date of determination, the ratio of (i) the Consolidated Indebtedness of the Issuer as of such date to (ii) Net Cash Flow as of such date.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Deposit Account” has the meaning set forth in the Cash Management Agreement.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.01 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

“Easement Property” means each Property for which an easement interest has been granted to the Issuer or any of its Subsidiaries by the owner of the applicable fee interest in the such Property.

“Equity Interests” means Capital Stock, and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA Legend” means the legend set forth in Section 2.06(f)(3) hereof.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Loss” means (i) a casualty or loss or (ii) condemnation or taking pursuant to the exercise of eminent domain at any of the Properties.

“Event of Loss Offer” has the meaning set forth in Section 4.21.

“Event of Loss Excess Proceeds” means the (i) insurance proceeds of any Event of Loss received by the Issuer or its Subsidiaries or (ii) in the case of an Event of Loss involving a condemnation or taking pursuant to the exercise of eminent domain, the proceeds received by the Issuer or its Subsidiaries after payment of all reasonable expenses incurred in the collection thereof.

“Excess Proceeds” has the meaning set forth in Section 4.10(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party.

“Financial Statements” means statements of operations and retained earnings, statements of cash flow and balance sheets.

“Fiscal Year” means the fiscal year of the Issuer, which at the date hereof ends on December 31.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as such are in effect on the date of this Indenture.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and for payment of which the United States pledges its full faith and credit.

“Ground Leased Property” means each Property subject to a Ground Lease from time to time.

“Ground Leases” means (i) each sublease with respect to the Sprint Sites and (ii) each ground lease granted to the Issuer or any of its Subsidiaries with respect to the Properties; provided that “Ground Leases” shall not refer to any ground lease where the Issuer or any of its Subsidiaries is the landlord under such lease.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantors” means each of the Issuer’s direct and indirect Subsidiaries (other than the Co-Issuer).

“Holder” means a Person in whose name a Note is registered.

“Impositions” means (i) all real estate and personal property taxes, and vault charges and all other taxes, levies, assessments and other similar charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever (including any payments in lieu of taxes), which at any time prior to, at or after the execution hereof may be assessed, levied or imposed by, in each case, a governmental authority upon any of the Properties or the rents relating thereto or upon the ownership, use, occupancy or enjoyment thereof, and any interest, cost or penalties imposed by such governmental authority with respect to any of the foregoing and (ii) all rent and other amounts payable by the Issuer and its Subsidiaries under each of the Ground Leases. Impositions shall not include (x) any sales or use taxes payable by the Issuer and its Subsidiaries, (y) taxes payable by tenants or guests occupying any portions of the Properties or (z) taxes or other charges payable by any manager of a Property unless such taxes are being paid on behalf of the Issuer or its Subsidiaries.

“Improvements” means all buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements of every kind and nature now or hereafter located on the Properties and owned by the applicable Subsidiaries.

“Indebtedness” means, for any Person, without duplication:

(i)	all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable;

(ii)	all unfunded amounts under a loan agreement, letter of credit (unless secured in full by U.S. dollars), or other credit facility for which such Person would be liable if such amounts were advanced thereunder;

(iii)	all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests but not any preferred return or special dividend paid solely from, and to the extent of, excess cash flow after the payment of all Operating Expenses, capital improvements and debt service on all Indebtedness;

(iv)	all obligations under leases that constitute capital leases for which such Person is liable; and

(v)	all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Director” means, with respect to any entity, an individual who shall not have been at the time of such individual’s appointment or at any time while serving as a director of such entity, and shall not have been at any time during the preceding five years (i) a stockholder, director (other than as an independent director/ member), Officer, employee, partner, attorney or counsel of such entity or any of its Affiliates (except that such individual may be an independent director of any of its Affiliates) or a direct or indirect legal or beneficial owner in such entity or any of its Affiliates, (ii) a customer, creditor, manager, contractor, supplier or other Person who derives any of its purchases or revenues from its activities with such entity or any of its Affiliates (other than a company that provides professional independent directors and which also may provide other ancillary corporate, partnership, company or trust services to such entity or any of its Affiliates in the ordinary course of their business), (iii) a Person or other entity controlling, directly or indirectly, or under common control with such entity or any of its Affiliates or stockholder, creditor, manager, contractor, partner, customer, employee, officer, director, supplier or other such Person or (iv) a member of the immediate family of such entity or any of its Affiliates or stockholder, director, officer, employee, partner, customer, creditor, manager, contractor, supplier or other such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $1,200,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Initial Purchaser” means Morgan Stanley & Co. Incorporated.

“Insurance Premiums” means the annual insurance premiums for the insurance policies required to be maintained by the Issuer and its Subsidiaries with respect to the Properties pursuant to the terms of this Indenture.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means the date on which the Initial Notes are originally issued.

“Issuer” has the meaning set forth in the preamble.

“Lease” means any lease, tenancy, license, assignment and/or other rental or occupancy agreement or other agreement or arrangement (including, without limitation, any and all guaranties of any of the foregoing) heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Properties or any portion thereof, including any extensions, renewals, modifications or amendments thereof, and including (i) any ground lease where the Issuer or any of its Subsidiaries is the landlord thereunder and (ii) the Sprint Master Lease Agreement with respect to the Towers leased back to Sprint, including the rights and obligations with respect thereto only.

“Legal Defeasance” has the meaning set forth in Section 8.02.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Lock Box Account” has the meaning set forth in the Cash Management Agreement.

“Maintenance Capital Expenditures” means Capital Expenditures made for the purpose of maintaining the Properties or complying with applicable laws, regulations, ordinances, statutes, codes or rules applicable to the Properties, but shall exclude discretionary expenditures made to acquire fee or easement interests with respect to any Ground Leased Property and non-recurring expenditures made to enhance the Net Cash Flow of a Property.

“Managed Property” means each Property (other than an Easement Property, a Ground Leased Property or an Owned Property) at which the Issuer or any of its Subsidiaries is authorized to sublease or otherwise broker space.

“Management Agreement” means the management agreement between the Issuer, its Subsidiaries and the Manager described therein dated as of the date hereof, and any management agreement which may hereafter be entered into in accordance with the terms and conditions hereof, pursuant to which any subsequent Manager may hereafter manage one or more of the applicable Properties.

“Management Fee” means, with respect to any period, an amount equal to seven and one-half percent (7 1/2%) of Operating Revenues of the Issuer and its Subsidiaries, Operating Revenues of any particular Property or Annualized Run Rate Revenue of any particular Property, as applicable, for such period.

“Manager” means the manager described in the Management Agreement or an Acceptable Manager as may hereafter be charged with management of one or more of the Properties in accordance with the terms and conditions hereof.

“Material Adverse Effect” means (i) a material adverse effect (which may include economic or political events) upon the business, operations or condition (financial or otherwise) of the Issuer and its Subsidiaries (taken as a whole), (ii) the material impairment of the ability of any of the Issuer and its Subsidiaries (taken as a whole) to perform their Obligations under this Indenture or the Security Documents to which they are a party (taken as a whole) or (iii) the material impairment of the ability of the Trustee to enforce or collect from the Issuer any principal or interest or premium, if any, on the Notes as they become due. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then occurring events and existing conditions would result in a Material Adverse Effect.

“Moody’s” means Moody’s Investors Services, Inc.

“Net Cash Flow” means, without duplication, Net Operating Income for the trailing period of twelve full months ended as of the most recently ended fiscal quarter for which Financial Statements have been required to be delivered (or have been delivered) pursuant to Section 4.03 less the Management Fee for such period; provided that (i) for any period prior to and during the first three (3) full months following acquisition of a Property, Net Cash Flow for such Property shall be equal to the Annualized Run Rate Net Cash Flow of such Property, (ii) following the third full calendar month of ownership of such Property and through the date that the Property ceases to be an Unseasoned Property, Net Cash Flow for such Property shall be equal to the Net Operating Income annualized based upon the number of full calendar months of ownership of such Property, less a Management Fee based on the actual Operating Revenues of such Property, annualized based upon such period of ownership, (iii) in connection with calculating the Consolidated Fixed Charge Coverage Ratio under Section 4.10, Net Cash Flow for such Property shall be equal to the Net Operating Income annualized based upon the most recently ended fiscal quarter for which Financial Statements have been required to be delivered (or have been delivered) pursuant to Section 4.03 immediately prior to the proposed date of termination, less a Management Fee based on the actual Operating Revenues of such Property annualized based upon such period of time and (iv) in connection with calculating the Debt to Net Cash Flow Ratio, Net Cash Flow shall be equal to the Net Operating Income annualized based upon the most recently ended fiscal quarter for which Financial Statements have been required to be delivered (or have been delivered) pursuant to Section 4.03 immediately prior to the proposed issuance of Additional Notes, less a Management Fee based on the actual Operating Revenues annualized based upon such period of time.

“Net Operating Income” means, for any period, without duplication, the amount by which Operating Revenues exceed Operating Expenses (excluding Management Fees for such period, interest, income taxes, depreciation, accretion, amortization and other non-cash asset write-down charges); provided that Net Operating Income (i) for any period prior to and during the first three (3) full calendar months following acquisition of any Unseasoned Property for such Property shall be equal to the Annualized Run Rate Revenue of such Property less the sum of (x) annualized current insurance expenses, real estate and similar taxes (including payments in lieu of taxes), ground lease payments (if any), and amounts payable to any third-party owner under a Site Management Agreement, if applicable, with respect to such Property, and (y) the Issuer’s annual budgeted consolidated expenses in respect of such Property, including expenses for maintenance (including Maintenance Capital Expenditures), utilities, licensing, permitting and site management (excluding portfolio support personnel) and (ii) from and after the third (3rd) full calendar month following acquisition of any Unseasoned Property and through the date that the Property ceases to be an Unseasoned Property, shall be equal to the Net Operating Income annualized based upon the number of full calendar months of ownership of such Property.

“Net Proceeds” means (i) the aggregate cash proceeds received by the Issuer or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) or (ii) in the case of an Asset Exchange constituting an Asset Sale, any cash or Permitted Investments received by the Issuer or any of its Subsidiaries in respect thereof, in each case net of:

(i)	the direct costs relating to such Asset Sale or Asset Exchange (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof;

(ii)	taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(iii)	the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Issuer or any Subsidiary after such Asset Sale; and

(iv)	without duplication, any reserves that the Manager determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments;

provided that in the case of any reversal of any reserve referred to in clause (iii) or (iv) above, the amount so reversed shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ Obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” means the Notes issued under this Indenture. The Initial Notes and the Additional Notes, whether or not of the same series or CUSIP number, shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” all obligations, liabilities and Indebtedness of every nature to be paid or performed by the Issuers and the Guarantors under this Indenture, the Notes, the Note Guarantees and the Security Documents, including principal, premium, if any, and interest on the Notes, and all fees, costs and expenses, and other sums now or hereafter owing, due or payable and whether before or after the filing of a proceeding under the Bankruptcy Code by or against any of the Issuers or the Guarantors, and the performance of all other terms, conditions and covenants under this Indenture, the Notes, the Note Guarantees and the Security Documents.

“Offering Memorandum” means the Offering Memorandum, dated April 15, 2009, with respect to the offer and sale of the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Executive Vice Chairman, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by two Officers of such Person.

“Operating Budget” means the Issuer’s budget setting forth the Manager’s best estimate, after due consideration, of all consolidated operating expenses and any other expenses for such period.

“Operating Expenses” means, for any period, without duplication, (i) all direct costs and expenses of operating and maintaining the Properties determined in accordance with GAAP, including, without limitation, Impositions, Insurance Premiums, repair and maintenance costs, (ii) Management Fees based on Operating Revenues for such period and (iii) all Maintenance Capital Expenditures related to the Properties. Operating Expenses shall exclude (1) principal, interest and premium, if any, payments on any Indebtedness of the Issuer and its Subsidiaries, and fees and expenses due and payable to or for the benefit of the lender under any such Indebtedness (including, without limitation, all loan servicing fees and expenses), (2) any expense paid by a tenant that would otherwise be an Operating Expense, utilities paid directly by Sprint, and maintenance costs which are the obligation of a Person other than the Issuer or its Subsidiaries, (3) Capital Expenditures (other than Maintenance Capital Expenditures), tenant improvement allowances and leasing commissions, if any, any payment or expense for which the Issuer or its Subsidiaries was or is to be reimbursed from proceeds of insurance or by any third party, any fees or expenses paid to any partner or member of the Issuer or its Subsidiaries for services provided to the Issuer or any of its Subsidiaries, (4) any non-cash charges such as depreciation, amortization, accretion and other asset write-down charges, (5) the cost of portfolio support personnel provided by a manager of such Property to perform site visits, (6) the impact on rent expense of accounting for ground and other site leases with fixed escalators on a straight-line basis as required under SFAS 13, (7) federal, state or local income taxes or legal and other professional fees unrelated to the operation of the Properties and (8) discretionary expenditures made to acquire fee or easement interests with respect to any Ground Leased Property, or non-recurring expenditures made to enhance the Net Cash Flow of a Property.

“Operating Revenues” means, without duplication, all revenues of the Issuer and its Subsidiaries from operations or, with respect to any particular Property, all revenues of the Issuer and its Subsidiaries from the operation of such Property or otherwise allocable to such Property, in each case determined in accordance with GAAP and including, without limitation, all revenues from the leasing, subleasing, licensing, concessions or other grant of the right of the possession, use or occupancy of all or any portion of the Properties or personalty located thereon, or rendering of service by the Issuer or any of its Subsidiaries, proceeds from rental or business interruption insurance relating to business interruption or loss of income for the period in question and any other items of revenue which would be included in operating revenues under

GAAP; but excluding the impact on revenues of accounting for leases with fixed escalators as required by SFAS 13, proceeds from abatements, reductions or refunds of real estate or personal property taxes relating to the Properties, dividends on insurance policies relating to the Properties, condemnation proceeds arising from a temporary taking of all or a part of any Properties, security and other deposits until they are forfeited by the depositor, advance rentals until they are earned, proceeds from a sale, financing or other disposition of the Properties or any part thereof or interest therein and other non-recurring revenues as determined by the Manager, insurance proceeds (other than proceeds from rental or business interruption insurance), other condemnation proceeds, capital contributions or loans to the Issuer or any of its Subsidiaries.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.05 hereof. The counsel may be an employee of or counsel to the Parent, any Subsidiary of the Parent or the Trustee.

“Owned Property” means real estate owned in fee by the Issuer or any of its Subsidiaries, together with any fixtures and appurtenances thereon.

“Parent” means Crown Castle International Corp., a Delaware corporation, and its successors.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par (unless cash is deposited into the applicable Sub-Account in the amount by which the purchase price exceeds par), payable on demand or having a maturity date not later than the Business Day immediately prior to the date on which the invested sums are required for payment of an obligation for which the related Sub-Account was created and meeting one of the appropriate standards set forth below:

(i)

obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the

Investments described in this clause (i) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such Investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (D) not be subject to liquidation prior to their maturity;

(ii)	Federal Housing Administration debentures;

(iii)	obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and Notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the Investments described in this clause (iii) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such Investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (D) not be subject to liquidation prior to their maturity;

(iv)	federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency; provided, however, that the Investments described in this clause (iv) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such Investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (D) not be subject to liquidation prior to their maturity;

(v)

fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency); provided, however, that the Investments described in this clause (v) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have a “r” highlighter affixed to their rating, (C) if such Investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (D) not be subject to liquidation prior to their maturity;

(vi)	debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency) in its highest long-term unsecured debt rating category; provided, however, that the Investments described in this clause (vi) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such Investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (D) not be subject to liquidation prior to their maturity;

(vii)	commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency,) in its highest short-term unsecured debt rating; provided, however, that the Investments described in this clause (vii) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have a “r” highlighter affixed to their rating, (C) if such Investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (D) not be subject to liquidation prior to their maturity; and

(viii)	units of taxable money market funds or mutual funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and have the highest rating from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency) for money market funds or mutual funds.

provided, however, that such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment; and provided, further, no obligation or security, other than an obligation or security constituting real estate assets, cash, cash items or Government Securities pursuant to Code Section 856(c)(4)(A), shall be a Permitted Investment if the value of such obligation or security exceeds ten percent (10%) of the total value of the outstanding securities of any one issuer.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Properties” means, collectively or individually, the properties (including land and Improvements, and all leaseholds, sub-leaseholds, fee and easements) and all related facilities, owned by the Issuer and its Subsidiaries as of any date of determination.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agencies” means S&P, Moody’s and Fitch, Inc.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Related Person” means any Person in which the Issuer or any Subsidiary of the Issuer holds greater than a ten percent (10%) equity interest or any Affiliate of the Issuer or any Subsidiary of the Issuer.

“Remaining Term” of each Tenant Lease is that portion of the term of such Tenant Lease that will end on the date that is, in general, the date as of which the Tenant Lease would expire if the Lessee were to provide the required written notice of its intent not to renew such Tenant Lease.

“Repayment Event Offer” has the meaning set forth in Section 4.20.

“Repayment Funds” has the meaning set forth in Section 4.20.

“Repayment Period” will commence as of the last day of any calendar quarter when the Consolidated Fixed Charge Coverage Ratio is equal to or less than 1.20 to 1 and will continue to exist until the Consolidated Fixed Charge Coverage Ratio exceeds 1.20 to 1 as of the last day of any calendar quarter.

“Responsible Officer,” with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Scheduled Price” has the meaning set forth in Section 3.07.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means all security agreements, pledge agreements, collateral assignments, collateral agency agreements, control agreements, cash management agreements, assignment and subordination agreements, or other grants or transfers for security executed and delivered by the Issuers or the Guarantors creating (or purporting to create) a Lien upon collateral for the benefit of the Trustee or to secure the Obligations of the Issuer, the Co-Issuer or any Guarantor, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, form time to time, in accordance with its terms and this Indenture.

“SFAS 13” means Statement of Financial Accounting Standards No. 13 published by the Financial Accounting Standards Board.

“Site Management Agreements” means those certain leases, management agreements or similar agreements pursuant to which the Issuer or any of its Subsidiaries are authorized to sublease or otherwise broker space at the Managed Properties.

“Sprint” means Sprint Nextel Corporation and the subsidiaries of Sprint that are party to the Sprint Acquisition Documents.

“Sprint Acquisition” means the transactions contemplated by the Sprint Acquisition Documents.

“Sprint Acquisition Documents” means the Sprint Contribution Agreement and the related assignment and assumption agreements, property use agreements, rescission agreements and Sprint Master Lease Agreements, in each case as amended from time-to-time, and such additional documents as are required to be executed and delivered pursuant to the terms of such documents from time-to-time in connection with the Sprint Acquisition, as same may be assigned or modified from time-to-time.

“Sprint Contribution Agreement” means that certain Agreement to Contribute Lease and Sublease dated as of February 14, 2005 among Sprint Corporation, the Sprint subsidiaries named therein and Global Signal Inc., as same may be assigned or modified from time-to-time.

“Sprint Master Lease Agreement” means, collectively, (i) the Master Lease and Sublease, dated May 26, 2005, by and among STC One LLC, Sprint Telephony PCS, L.P., Global Signal Acquisitions II, LLC and Global Signal Inc., (ii) the Master Lease and Sublease, dated May 26, 2005, by and among STC Two LLC, SprintCom, Inc., Global Signal Acquisitions II, LLC and Global Signal Inc., (iii) the Master Lease and Sublease, dated May 26, 2005, by and among STC Three LLC, American PCS Communications, LLC, Global Signal Acquisitions II, LLC and Global Signal Inc., (iv) the Master Lease and Sublease, dated May 26, 2005, by and among STC Four LLC, PhillieCo, L.P., Global Signal Acquisitions II, LLC and Global Signal Inc., (v) the Master Lease and Sublease, dated May 26, 2005, by and among STC Five LLC, Sprint Spectrum L.P., Global Signal Acquisitions II, LLC and Global Signal Inc., (vi) the Master Lease and Sublease, dated May 26, 2005, by and among STC Six LLC, Sprint Spectrum, L.P., Global Signal Acquisitions II, LLC and Global Signal Inc., (vii) the other material agreements related to the foregoing, and (viii) any amendments, supplements, modifications, extensions, renewals, restatements or replacements of the foregoing.

“Sprint Sites” means the Properties subject to the Sprint Master Lease Agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any Contingent Obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Sub-Accounts” means, collectively, the Debt Service Sub-Account, the Impositions and Insurance Reserve Sub-Account, the Cash Trap Reserve Sub-Account, the Advance Rents Reserve Sub-Account, the Asset Sales Sub-Account and any other Sub-Accounts of the Lock Box Account which may hereafter be established by the Issuer, the Trustee or the Security Documents.

“Subsidiary” means, with respect to any Person:

(i)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)	any partnership:

(a)	the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or

(b)	the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Substitute Assets” means one or more Properties of like kind and quality of the assets that are the subject of an Asset Sale or Event of Loss, as applicable, taking into account such factors as: (i) the percentage of revenues for the replacement Properties that are represented by wireless and investment grade lessees, (ii) if the replacement Properties are subject to a Ground Lease, the term (including all available extensions) from the date of substitution, (iii) the weighted average Remaining Term of the Tenant Leases for the replacement Sites, (iv) the Maintenance Capital Expenditures for the replacement Properties as compared to the Maintenance Capital Expenditures for the replaced Properties and (v) the liabilities (including under environmental laws) of the replacement Properties; provided that such Replacement Properties may not be subject to any Liens other than those securing the Notes or that are permitted under Section 4.12; provided further that when making any determination of the kind and quality of any assets pursuant to this definition, such determination will be made considering all of the Properties subject to a particular Asset Sale or Event of Loss, taken as a whole.

“Tenant Lease” shall mean any of the leases, pursuant to which space on the Properties, land, towers, rooftops or other structures is leased by the Issuer and its Subsidiaries to wireless communication companies and other users for placement of such users’ transmission equipment and for other purposes.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of this Indenture.

“Tower” and “Towers” means collectively, or individually, any wireless communications towers owned, leased, operated or managed by the Issuer or any of its Subsidiaries, including any rooftop or other sites owned, leased, operated or managed by the Issuer or any of its Subsidiaries.

“Treasury Rate” means, as of any redemption or purchase date, the yield to maturity as of such redemption or purchase date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to the redemption or purchase date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption or purchase date to May 1, 2013; provided, however, that if the period from the redemption or purchase date to May 1, 2013 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption or purchase to May 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unseasoned Property” means any Property that has been owned by the Issuer or any of its Subsidiaries for less than twelve (12) full calendar months.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

Section 1.02 Other Definitions.

Term	Defined in Section
“Authentication Order”	2.02
“DTC”	2.01
“Event of Default”	6.01
“Offer Amount”	3.08
“Offer Period”	3.08
“Paying Agent”	2.03
“Permitted Indebtedness”	4.09
“Purchase Date”	3.08
“Registrar”	2.03
“Restricted Payments”	4.07

Section 1.03 Incorporation by Reference of Trust Indenture Act.

(a) Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture when referred to.

(b) The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

(c) All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions; and

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time.

ARTICLE 2

THE NOTES

Section 2.01 Issuance; Form and Dating.

(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuers are subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuers), or as provided herein. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) All of the Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as Custodian for the depositary, The Depository Trust Company (“DTC”) (such depositary, or any successor thereto, being hereinafter referred to as the “Depositary”), and registered in the name of its nominee, Cede & Co., duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Custodian as hereinafter provided, subject in each case to compliance with the Applicable Procedures.

(c) Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, purchases or conversions of such Notes. Any endorsement of a Global Note to reflect the aggregate principal amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian in accordance with the standing instructions and procedures existing between the Depositary and the Custodian.

(d) Members of, or participants in, the Depositary shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or under any Global Note, and the Depositary (including, for this purpose, its nominee) may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (i) prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (ii) impair, as between the Depositary and the members of, or participants in, the Depositary, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(e) The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

(a) At least one Officer shall sign the Notes for each of the Issuers by manual or facsimile signature. Typographic and other minor defects in any facsimile signature shall not affect the validity or enforceability of any Note which has been authenticated and delivered by the Trustee.

(b) If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(c) A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d) The Trustee will, upon receipt of a written order of the Issuers signed by two Officers for each of the Issuers (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

(e) The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.03 Registrar and Paying Agent.

(a) The Issuers shall maintain an office or agency where the Notes may be presented for registration of transfer or for exchange (the “Registrar”), and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as the Registrar or Paying Agent, the Trustee shall act as such. The Issuers or any of their Subsidiaries may act as Paying Agent or Registrar.

(b) The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Notes.

Section 2.04 Maintenance of Office or Agency; Paying Agent to Hold Money in Trust.

(a) The Issuers shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. Such office shall initially be the Corporate Office of the Trustee.

(b) Without limiting Section 4.07, the Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, or premium, if any, or interest on the Notes, and shall notify the Trustee of any Default by the Issuers in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer or any Subsidiary of the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least 10 days before each interest payment date and at such other times as the Trustee may request in writing a list, in such form and as of such date as the Trustee may reasonably require, of the names and addresses of Holders, and the Issuers shall otherwise comply with TIA §312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1) the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary;

(2) the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of any of the preceding events in clauses (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the 40 day restricted period set forth in Regulation S, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i)	a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)	instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i)	a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)	instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (4) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this clause (4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(E) if such beneficial interest is being transferred to one of the Issuers or any of the Issuer’s Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers will execute and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(E) if such Restricted Definitive Note is being transferred to one of the Issuers or any of the Issuer’s Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof;

the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B), 2(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (2), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (C) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof), except for a Regulation S Global Note or Definitive Note, shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER

WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

(B) Except as permitted by subparagraph (C) below, each Regulation S Global Note and Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS

THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

(C) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear a Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT

IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) ERISA Legend. Each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“EACH HOLDER OF THIS SECURITY, OR OF ANY INTEREST THEREIN, WILL BE DEEMED TO ACKNOWLEDGE, REPRESENT, WARRANT AND AGREE THAT, AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD OF ITS HOLDING OF SUCH SECURITY OR INTEREST THEREIN, EITHER (A) IT IS NOT, AND IT WILL NOT BECOME (I) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) THAT IS SUBJECT TO TITLE I OF ERISA, (II) A PLAN DESCRIBED IN SECTION 4975(e)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR KEOGH PLAN, (III) A PLAN, INDIVIDUAL RETIREMENT ACCOUNT, OR OTHER ARRANGEMENT THAT IS SUBJECT TO

THE PROVISIONS OF ANY FEDERAL, STATE, LOCAL, NON-UNITED STATES OR OTHER LAWS, RULES OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA AND THE CODE (SUCH LAWS, COLLECTIVELY, “SIMILAR LAWS”) OR (IV) AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE THE ASSETS OF A PLAN DESCRIBED IN (I), (II) OR (III) BY REASON OF INVESTMENT BY SUCH PLAN IN THE ENTITY OR (B) ITS PURCHASE AND HOLDING OF SUCH SECURITY OR INTEREST THEREIN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE BY REASON OF AN APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTION AND WILL NOT VIOLATE ANY SIMILAR LAWS.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.08, 4.10 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid Obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuers will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07 Mutilated, Destroyed, Lost and Stolen Notes.

(a) If any mutilated Note is surrendered to the Trustee, the Issuers shall execute and the Trustee, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, shall authenticate and deliver in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

(b) If there shall be delivered to the Issuers and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Issuers or the Trustee that such Note has been acquired by a bona fide purchaser, the Issuers shall execute and the Trustee, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, shall authenticate and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

(c) In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Note, pay such Note.

(d) Upon the issuance of any new Note under this Section 2.07, the Issuers may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

(e) Every new Note issued pursuant to this Section 2.07 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuers, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

(f) The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08 Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by the Trustee, those delivered to the Trustee for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding.

(b) If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d) If the Paying Agent (other than the Issuers, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay the Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.

(e) A Note does not cease to be outstanding because the Issuers or an Affiliate holds the Note.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, or by any Affiliate of the Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee actually knows are so owned shall be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing the Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Issuers considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers shall prepare and the Trustee, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, shall authenticate definitive Notes in exchange for temporary Notes. Until so exchanged, temporary Notes shall have the same rights under this Indenture as the definitive Notes.

Section 2.11 Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for transfer, exchange, payment, replacement or cancellation and shall destroy such canceled Notes (subject to the record retention requirement of the Exchange Act) and deliver a certificate of such destruction to the Issuers, unless the Issuers otherwise direct. The Issuers may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest, plus, to the extent permitted by law, any interest payable on the defaulted interest, to the persons who are Holders on a subsequent special record date. The Issuers shall fix the record date and payment date. At least 30 days before the record date, the Issuers shall mail to the Trustee and to each Holder a notice that states the record date, the payment date and the amount of interest to be paid. The Issuers may pay defaulted interest in any other lawful manner.

Section 2.13 CUSIP Numbers.

The Issuers in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other elements of identification printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

Section 2.14 No Sinking Fund.

No sinking fund shall be provided with respect to the Notes.

Section 2.15 Issuance of Additional Notes.

(a) After the date hereof, the Issuers shall be entitled, subject to compliance with Section 4.09, to issue Additional Notes under this Indenture, which Notes shall have identical terms as the Notes issued on the date hereof, other than with respect to the date of issuance and the amount of the issue price; provided, however, that such Additional Notes may be issued in one or more series and with the same or different CUSIP number as the Initial Notes or any other Additional Notes. All the Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture including waivers, amendments, redemptions and offers to purchase.

(b) With respect to any Additional Notes, the Issuers shall set forth in a Board Resolution and an Officers’ Certificate of each of the Issuers, a copy of each which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture and the provision of Section 4.09 that the Issuers are relying on to issue such Additional Notes; and

(2) the issue price, the issue date, series designation (if any) and the CUSIP number of such Additional Notes.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee.

(a) If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, the Issuers must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

The Issuers shall notify the Trustee of the Applicable Premium by delivering to the Trustee, on or before the applicable redemption date, an Officers’ Certificate showing the calculation thereof in reasonable detail, and the Trustee shall have no responsibility for such calculation.

(b) Any redemption referenced in such Officers’ Certificate may be cancelled by the Issuers at any time prior to notice of redemption being mailed to any Holder and thereafter shall be null and void.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

(a) If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select Notes for redemption or purchase as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by a method that complies with approved legal and securities exchange requirements, if any, as the Trustee shall deem fair and appropriate.

(b) No Notes of $2,000 of principal amount or less may be redeemed in part. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

(c) The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in principal amounts of $2,000 or whole multiples of $1,000; except that if all of the Notes are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

(a) Subject to the provisions of Section 3.08 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.

(b) The notice will identify the Notes (including the CUSIP number) to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) any condition to the redemption as permitted under Section 3.04;

(4) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(5) the name and address of the Paying Agent;

(6) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(7) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(8) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(9) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(c) At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ name and at its expense; provided, however, that the Issuers have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price except to the extent set forth in the next sentence. A notice of redemption may not be conditional except upon the closing of a refinancing transaction, the proceeds of which would be used to redeem the Notes (in whole or in part).

Section 3.05 Deposit of Redemption or Purchase Price.

(a) Prior to 11:00 a.m. (New York time) on the redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest, if any, on, all Notes to be redeemed or purchased.

(b) If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall accrue on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent permitted by applicable law on any interest accrued through the date of redemption but not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time prior to May 1, 2013, the Notes may be redeemed, in whole or in part, at the option of the Issuer, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date.

(b) On and after May 1, 2013, the Issuers may redeem all or a part of the Notes at the prices (the “Scheduled Prices”) expressed as percentages of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed or purchased to the applicable redemption or purchase date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed or purchased during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2013	103.875%
2014	101.938%
2015 and thereafter	100.000%

Unless the Issuers default in the payment of the redemption price (or such redemption does not occur due to a permitted condition in a redemption notice not being satisfied), interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(c) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Offer to Purchase.

(a) In the event that, pursuant to Section 4.10, Section 4.20 or Section 4.21 hereof, the Issuers are required to commence an Asset Sale Offer, a Repayment Event Offer or an Event of Loss Offer, respectively, they will follow the procedures specified below.

(b) An Asset Sale Offer, Repayment Offer or Event of Loss Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers will apply all Excess Proceeds, Repayment Funds or Event of Loss Proceeds, respectively (as applicable, the “Offer Amount”), to the purchase of Notes (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes tendered in response to an Asset Sale Offer, Repayment Offer or Event of Loss Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer, Repayment Offer or Event of Loss Offer.

(d) Upon the commencement of an Asset Sale Offer, Repayment Offer or Event of Loss Offer, the Issuers will send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer, Repayment Offer or Event of Loss

Offer. At the Issuers’ request, the Trustee shall give notice of the Asset Sale Offer, Repayment Offer or Event of Loss Offer in the Issuers’ name and at the Issuers’ expense. The notice, which will govern the terms of the Asset Sale Offer, Repayment Offer or Event of Loss Offer, will state:

(1) that the Asset Sale Offer, Repayment Offer or Event of Loss Offer is being made pursuant to this Section 3.08 and Section 4.10, 4.20 or 4.21, respectively, and the length of time the Asset Sale Offer, Repayment Offer or Event of Loss Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer, Repayment Offer or Event of Loss Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer, Repayment Offer or Event of Loss Offer may elect to have Notes purchased in minimum principal amounts of $2,000 and integral multiples of $1,000 only;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer, Repayment Offer or Event of Loss Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuers, a Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes exceeds the Offer Amount, the Repayment Funds or the Event of Loss Proceeds, as the case may be, the Issuers will select the Notes on a pro rata basis based on the principal amount of Notes surrendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $2,000, or integral multiples of $1,000, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(e) On or before the Purchase Date, the Issuers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount, the Repayment Funds or the Event of Loss Proceeds, as the case may be, or portions thereof tendered pursuant to the Asset Sale Offer, Repayment Offer or Event of Loss Offer, respectively, or if less than the Offer Amount, the Repayment Funds or the Event of Loss Proceeds has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.08. The Issuers, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon receipt of an Authenication Order in accordance with Section 2.02 hereof, will authenticate and mail or deliver (or cause to be transferred by book-entry transfer) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers will publicly announce the results of the Asset Sale Offer, Repayment Offer or Event of Loss Offer on the Purchase Date if required to do so by law.

(f) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to this Section 3.08. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.08 hereof, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.08 or Sections 4.10, 4.20 or 4.21 by virtue of such compliance.

(g) Other than as specifically provided in this Section 3.08, any purchase pursuant to this Section 3.08 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

(a) The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary of the Issuer, holds as of 11:00 a.m. (New York time) on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and accrued and unpaid interest then due.

(b) The Issuers shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

(a) The Issuers shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.04 hereof.

Section 4.03 Reports.

(a) Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Issuer shall furnish to the Holders or cause the Trustee to furnish to the Holders, within the time periods specified in the Commission’s rules and regulations applicable to a registrant that is not an accelerated filer or a large accelerated filer:

(1) annual audited consolidated Financial Statements and quarterly consolidated Financial Statements for the Issuer (including full financial statement footnotes as would otherwise be required in Financial Statements for such periods filed with the Commission) and management’s discussion and analysis of the results of operations and a description of the business of the Issuer and its Subsidiaries as of the date of such report (but only to the extent similar information is included in the Offering Memorandum); provided that such obligation to prepare management’s discussion and analysis of the results of operations will be satisfied to the extent the Parent includes similar information with respect to the business of the Issuer and its Subsidiaries in its filings with the Commission;

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports; provided, however, that no such current report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial positions or prospects of the Issuer and its Subsidiaries, taken as a whole; provided further, however, that this clause (2) will be satisfied to the extent the Parent files such current report on Form 8-K with respect to such event with the Commission; and

(3) at any time that a Cash Trap Event has occurred and is continuing, monthly and year-to-date operating statements prepared for such calendar month (which shall include a comparison to the Operating Budget for such periods and a comparison to last year results for the same year-to-date period) and other information necessary and sufficient under GAAP to fairly represent the results of operation of the Properties during such calendar month, except that full Financial Statement footnotes are not required.

(b) Each annual report will include a report on the Issuer’s consolidated Financial Statements by the Issuer’s certified independent accountants. To the extent that the Issuer has not timely provided the reports required under clause (1) of Section 4.03(a), it will deemed to not be in default thereof, if (i) on or before the Business Day immediately following the due date for any such reports, it provides notice to the Trustee of its inability to deliver any such report, (ii) it promptly furnishes to the Holders or causes the Trustee to furnish to the Holders, a report that provides summary revenue, net cash flow and other operating data and (iii) the reports required under clause (1) of Section 4.03(a) are delivered within 90 days of the due date thereof.

(c) No later than the date the Issuer is required to provide the reports under Sections 4.03(a) and (b) to the Trustee and the Holders, either (i) the Issuer will post the reports specified in Sections 4.03(a) and (b) on its website (or the website of the Parent) and maintain such posting so long as any Notes remain outstanding or (ii) the Parent will file or furnish such reports on its Form 10-K, 10-Q or 8-K, as the case may be, on EDGAR. To the extent such postings or filings are made, the reports will be deemed to be furnished to the Trustee and Holders.

(d) The Issuer shall also:

(1) furnish to the Holders, prospective investors and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are outstanding; and

(2) no fewer than three (3) Business Days prior to the disclosure of the annual and quarterly information required by clauses (1) and (2) of Section 4.03(a) post a notice on its website (or the website of the Parent) announcing the date that such information will be made available and directing Holders, prospective investors and securities analysts to contact the investor relations office of the Issuer to obtain such information.

Section 4.04 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee within 90 days after the end of each Fiscal Year an Officers’ Certificate stating that a review of the activities of the Issuers and the Subsidiaries of the Issuer during the preceding Fiscal Year has been made under the supervision of the signing Officers with a view to determining whether the Issuers have kept, observed, performed and fulfilled their Obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuers are taking or propose to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Issuers will deliver to the Trustee, promptly upon the occurrence of any event that would constitute a Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

Section 4.05 Taxes.

The Issuers shall pay, and shall cause each Guarantor to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Issuers and each of the Guarantors covenants (to the extent that it may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuers and the Guarantors (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly declare or pay any dividend or make any other payment or distribution on account of Issuer’s or any of its Subsidiaries’ Equity Interests or to the direct or indirect holders of Issuer’s or any of its Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions to the Issuer or a Subsidiary of the Issuer) (all such payments and other actions occurring since the Issue Date, being collectively referred to as “Restricted Payments”), unless such Restricted Payment is (i) in cash and (ii) at the time of and after giving effect to such Restricted Payment:

(1) no Event of Default has occurred and is continuing or would occur as a consequence of the Restricted Payment; and

(2) such Restricted Payment is permitted to be paid out of the funds in the Lock Box Account pursuant to the Cash Management Agreement.

(b) The Issuer or the Guarantors will establish or otherwise maintain one or more Deposit Accounts into which all lessees will be directed to pay all rents and other sums due to the Issuer and its Subsidiaries. On or prior to the Issue Date, the Issuer will establish a Lock Box Account, controlled by the Trustee, pursuant to the Cash Management Agreement. Pursuant to the Security Documents, available funds on deposit in the Deposit Accounts are required to be transferred to the Lock Box Account within two (2) Business Days of receipt and the Issuer and the Manager will be required to transfer to the Lock Box Account within two (2) Business Days of receipt of all revenue from any lessee not paid into the Deposit Accounts. The proceeds of insurance paid in connection with any casualty to the Properties in excess of $1,000,000 must be deposited into the Lock Box Account unless such proceeds are to be applied to the repair or restoration of the Properties or the acquisition of new Properties as described in Section 4.21.

(c) The Issuer (or, during the existence of an Event of Default, the Trustee) may direct the investment of sums on deposit in the Lock Box Account and/or the Sub-Accounts in Permitted Investments. The Issuer will not, and will not permit its Subsidiaries to, make any Investments other than Permitted Investments or as otherwise permitted by this Indenture.

(d) Funds in the Lock Box Account (and any Sub-Account thereof) will be applied and released as required or permitted by the Security Documents.

(e) The Cash Management Agreement may not be amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part) except in accordance with Section 9.02.

(f) Following the occurrence and during the continuation of an Event of Default, the Trustee may apply any and all funds on deposit in the Lock-Box Account (including the Sub-Accounts) to one or more of interest, principal and premium, if any, due on the Notes.

Section 4.08 Limitation on the Sale or Issuance of Equity Interests of Subsidiaries.

(a) The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell or issue any Equity Interests of a Subsidiary, provided, however, that a Subsidiary of the Issuer may issue Equity Interests so long as following any such issuance, the Issuer directly or indirectly continues to own 100% of the Equity Interests of such Subsidiary and such Equity Interests would constitute Collateral.

Section 4.09 Incurrence of Indebtedness.

(a) The Issuer shall not, and shall not permit its Subsidiaries to, directly or indirectly, create, incur, assume, guaranty or otherwise become or remain directly or indirectly liable with respect to any Indebtedness or Contingent Obligations except for the following (collectively, “Permitted Indebtedness”):

(1) the incurrence by the Issuer and its Subsidiaries of the Indebtedness represented by the Notes and the Note Guarantees to be issued on the date hereof;

(2) (i) unsecured trade payables not evidenced by a note and arising out of purchases of goods or services in the ordinary course of business and (ii) Indebtedness incurred in the financing of equipment or other personal property used at any Property in the ordinary course of business, provided that (a) each such trade payable is payable not later than ninety (90) days after the original invoice date and is not overdue by more than thirty (30) days and (b) the aggregate amount of such trade payables and Indebtedness relating to financing of equipment and personal property or otherwise referred to in clauses (i) and (ii) above outstanding does not, at any time, exceed $80,000,000 in the aggregate with respect to the Issuer and its Subsidiaries; and

(3) the (i) incurrence of unsecured Indebtedness and (ii) issuance of Additional Notes (and the related Note Guarantees) by the Issuer under this Indenture; provided that the Issuer’s Debt to Net Cash Flow Ratio at the time of the incurrence of such unsecured Indebtedness or issuance of such Additional Notes, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds from such incurrence or issuance, as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period for which internal Financial Statements of the Issuer are available, would have been no greater than 4.5 to 1.

(b) For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (3) above, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. Accrual of original issue discount shall not be deemed to be an incurrence of Indebtedness.

(c) The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness.

Section 4.10 Asset Sales; Asset Exchanges.

(a) The Issuer will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer (or its Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2) Fair Market Value is determined by the Manager and evidenced by an Officers’ Certificate of the Manager delivered to the Trustee;

(3) with respect to any Asset Sale or series of related Asset Sales between the Issuer or its Subsidiaries, on the one hand, and an Affiliate of the Issuer (other than its Subsidiaries), on the other, that involves consideration in excess of $10,000,000, the aggregate Fair Market Value of the assets or rights of the Issuer or its Subsidiaries included in such Asset Sale or series of related Asset Sales is determined by the Manager after receiving an opinion or appraisal as to such valuation issued by an investment banking firm, accounting firm or appraisal firm of national standing (provided such firm is not an Affiliate of the Manager);

(4) except in the case of an Asset Exchange, 95% of the consideration received in such Asset Sale by the Issuer or such Subsidiary is in the form of cash or Permitted Investments;

(5) no Event of Default shall have occurred and be continuing and an Event of Default would not occur as a result of such Asset Sale; and

(6) the Issuer’s Consolidated Fixed Charge Coverage Ratio after giving effect to such Asset Sale as if the Asset Sale had occurred at the beginning of the most recently ended four full fiscal quarter period for which internal Financial Statements of the Issuer are available would have been greater than: (x) 1.35 to 1 or (y) the Issuer’s Consolidated Fixed Charge Coverage Ratio as of such date before giving effect to such Asset Sale.

(b) Until applied pursuant to Section 3.08, the Net Proceeds from Asset Sales shall be deposited, and shall remain, in the Asset Sales Sub-Account.

(c) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or such Subsidiary may apply such Net Proceeds to acquire Substitute Assets.

(d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in this Section 4.10 (whether by election or the passage of time) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25,000,000, the Issuers will be required to make an offer to all Holders to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”) in accordance with Section 3.08. The offer price in any Asset Sale Offer will be payable in cash and will be equal to 100% of the principal amount of any Notes, plus the accrued and unpaid interest, if any, to the date of purchase. Each Asset Sale Offer will be made in accordance with Article 3. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers will deposit any remaining Excess Proceeds in the Lock Box Account. If the aggregate principal amount of Notes tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of the Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Section 4.11 Transactions with Affiliates.

The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Related Person (other than the Issuer and/or another Subsidiary of the Issuer) of the Issuer or any of its Subsidiaries or with any director, officer or employee of the Issuer or any of its Subsidiaries, except transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of Issuer and upon fair and reasonable terms and are no less favorable to Issuer or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not a Related Person of the Issuer or any of its Subsidiaries (other than other than the Issuer and/or another Subsidiary of the Issuer). The Issuer shall not, and shall not permit its Subsidiaries to, make any payment or permit any payment to a Related Person when or as to any time when any Event of Default shall exist except as may be permitted pursuant to the terms of the Cash Management Agreement.

Section 4.12 Liens.

(a) The Issuer shall not, and shall not permit its Subsidiaries to, permit their respective interests in the Properties or any other Collateral for the Notes or the Note Guarantees to be encumbered by any Liens other than:

(1) those created by this Indenture and the Security Documents;

(2) Liens existing on the Issue Date; provided that such existing Liens do not secure obligations in the aggregate in excess of $10,000,000;

(3) mortgages existing on the Issue Date on the Properties to the extent the Indebtedness and other obligations purportedly secured thereby have been paid in full and the Lien has been released (but the mortgage filing not yet terminated); provided that (i) the Issuer and its Subsidiaries are diligently taking such actions necessary to terminate such mortgage filings and (ii) the Issuer provides documentation on a monthly basis to the Trustee evidencing its progress in terminating such mortgage filings;

(4) future Liens for property taxes and assessments not then delinquent;

(5) Impositions not yet due and payable or Liens arising after the Issue Date that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with this Indenture;

(6) statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens that arise by operation of law after the date hereof are incurred in the ordinary course of business and are discharged by payment, bonding or otherwise within 45 days after the filing thereof or that are being contested in good faith in accordance with this Indenture;

(7) Liens arising from reasonable and customary purchase money financing of personal property and equipment leasing to the extent the same are created in the ordinary course of business and permitted to be incurred pursuant to clause (2) under Section 4.09; and

(8) all easements, rights-of-way, restrictions and other similar charges or non-monetary encumbrances against real property that do not result in a Material Adverse Effect.

Section 4.13 Limited Activities.

Other than as expressly permitted by this Indenture, the Issuers shall, and the Issuer shall cause its Subsidiaries to:

(1) not engage in any business, directly or indirectly, other than the ownership, management and operation of the Properties;

(2) not amend, modify or otherwise change in any manner its partnership certificate, partnership agreement, articles of incorporation, by-laws, articles of organization, operating agreement, or other organizational documents with respect to the matters set forth under this Section 4.13;

(3) maintain books and records and bank accounts (other than bank accounts established hereunder or under the Cash Management Agreement, or established by Manager pursuant to the Management Agreement) separate from those of its partners, members, shareholders, trustees, beneficiaries, principals, Affiliates, and any other Person (other than the Issuer or its Subsidiaries);

(4) maintain separate Financial Statements except that it may also be included in consolidated Financial Statements of its Affiliates;

(5) hold itself out to the public as, a legal entity separate and distinct from any other Person (including any of its partners, members, shareholders, trustees, beneficiaries, principals and Affiliates, and any Affiliates of any of the same), and not as a department or division of any Person (other than the Issuer and its Subsidiaries) and will correct any known misunderstandings regarding its existence as a separate legal entity;

(6) pay the salaries of its own employees, if any;

(7) allocate fairly and reasonably any overhead for shared office space;

(8) use its own stationery, invoices and checks (other than those the Issuer or its Subsidiaries who are expressly permitted to use, along with the Issuer or other Subsidiaries only, common stationery, invoices and checks);

(9) file its own tax returns with respect to itself (or consolidated tax returns, if applicable) as may be required under applicable law;

(10) not commingle or permit to be commingled its funds or other assets with those of any other Person (other than the Issuer or any of its other Subsidiaries, or as may be held by the Manager, as agent, for the Issuer or any of its Subsidiaries pursuant to the terms of the Management Agreement);

(11) maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person other than the Issuer or any of its Subsidiaries;

(12) not hold title to its assets other than in its name, except for funds deposited into the Lock Box Account and the Sub-Accounts in accordance with this Indenture and Security Documents;

(13) conduct its business in its own name;

(14) at all times elect and maintain at least two Independent Directors on its board of directors (subject to the prompt replacement of any Independent Director in the case of the death, disability or resignation of such Independent Director);

(15) observe all corporate, limited liability company or limited partnership, as applicable, formalities; and

(16) not organize any new Subsidiaries unless such Subsidiary becomes a Guarantor as provided under Section 4.16 and complies with clauses (1) through (15) of this Section 4.13.

Section 4.14 [Intentionally Omitted].

Section 4.15 [Intentionally Omitted].

Section 4.16 Additional Note Guarantees.

If the Issuer or any of its Subsidiaries (other than the Co-Issuer or any of its Subsidiaries) acquires or creates another Subsidiary after the date hereof, then such newly acquired or created Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia will guarantee the Notes as a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel satisfactory to the Trustee within 30 Business Days of the date on which it was acquired or created and comply with the provisions of Section 10.01.

Section 4.17 Maintenance and Repair; Compliance; Leases and Material Agreements.

(a) The Issuer shall maintain, and shall cause its Subsidiaries to maintain, the Properties in good order and condition, except for reasonable wear and use. The Issuer shall, at the sole cost and expense of the Issuer and its Subsidiaries, cause each Property or the use thereof to comply with all applicable laws.

(b) The Issuer shall, and shall cause its Subsidiaries to, duly and punctually perform, observe and comply in all material respects with all of the terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with under all material leases and agreements to which the Issuer or its Subsidiaries are a party and will not suffer or permit any material default or event of default (giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing, except where the failure to perform, observe or comply with any lease or agreement would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing provision of this Section 4.17(b), the Issuer may, and may cause its Subsidiaries to, terminate any lease or other agreement if the Manager reasonably deems such termination necessary in accordance with prudent business practices.

Section 4.18 Hazard, Liability and Other Insurance.

The Issuer shall maintain, or shall cause its Subsidiaries to maintain, insurance with respect to each of the Properties for physical hazard, flood (for any Property located in an area of “special flood hazard”), earthquake (for any such Property located in an area prone to “geological phenomenon”) and business interruption in an amount equal to six months of cash flow generated from the Properties plus continuing fixed costs of the Properties for a period of six months. The Issuer and its Subsidiaries shall carry broad form comprehensive general liability insurance with coverage of $1,000,000 per occurrence with a $2,000,000 aggregate and with $40,000,000 umbrella and excess loss builders risk during any period of construction, and worker’s compensation as required by applicable laws. The insurance policies must be maintained with insurers having a claims paying ability rating by one of the Rating Agencies of “A” (or its equivalent) or better.

Section 4.19 Management Agreement.

(a) The Issuer shall, and shall cause its Subsidiaries to, cause the Manager to manage the Properties in accordance with the Management Agreement. The Issuer shall, and shall cause its Subsidiaries to, (1) perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of the Issuer and each of its Subsidiary to be performed and observed and (2) promptly notify the Trustee of any notice to any of the Issuer or its Subsidiaries of any material default under the Management Agreement of which it is aware.

(b) The Issuer shall not, and shall cause its Subsidiaries not to, surrender, terminate, cancel, or modify (other than non-material changes) the Management Agreement, or enter into any other Management Agreement with any new Manager (other than an Acceptable Manager), or consent to the assignment by the Manager of its interest under the Management Agreement. If Holders of a majority in principal amount of the outstanding Notes consent to the appointment of a new Manager, or if an Acceptable Manager becomes the Manager, such new Manager, or the Acceptable Manager, as the case may be, and the Issuer and its Subsidiaries will, or with respect to an Acceptable Manager, prior to commencement of its duties as the Manager, execute a subordination of management agreement in substantially the form previously delivered by the Manager as of the Issue Date.

(c) Holders of a majority in principal amount of the outstanding Notes shall have the right to remove the Manager and replace such Manager with a Person to be selected by the Issuer and reasonably acceptable to Trustee (or, if an Event of Default has occurred and is then continuing, selected by the Trustee) and without payment of any termination fee, upon the earliest to occur of any one or more of the following events: (1) an Event of Default has occurred and is then continuing, (2) thirty (30) days after notice from Trustee to the Issuer if the Manager has engaged in fraud, gross negligence or willful misconduct arising from or in connection with its performance under the Management Agreement or (3) the Manager defaults under the Management Agreement, such default is reasonably likely to have a Material Adverse Effect, and such default remains unremedied for thirty (30) days following written notice to the Manager.

Section 4.20 Repayment Event.

When, as of the end of any fiscal quarter, (i) the aggregate amount of funds deposited in the Cash Trap Reserve Sub-Account pursuant to Section 3.3(a)(vi) of the Cash Management Agreement (“Repayment Funds”) exceeds $100,000,000 and (ii) a Repayment Period is in effect, the Issuers will be required to commence within 30 days following the end of such quarter an offer to all Holders to purchase the maximum principal amount of the Notes that may be purchased out of the Repayment Funds (a “Repayment Event Offer”). The offer price in any Repayment Event Offer will be payable in cash and will be equal to 100% of the principal amount of any Notes, plus accrued and unpaid interest, if any, to the date of purchase. Each Repayment Event Offer will be made in accordance with the procedures set forth in this Indenture. If the aggregate principal amount of the Notes tendered into the Repayment Event Offer exceeds the amount of Repayment Funds, the Trustee will select the Notes to be purchased on a pro rata basis. If no Repayment Period is in effect upon completion of a Repayment Event Offer, any remaining Repayment Funds following such Repayment Event Offer shall be applied in accordance with Section 3.3(a)(vii) of the Cash Management Agreement.

Section 4.21 Casualty and Condemnation.

(a) Within 180 days after the receipt of any Event of Loss Proceeds in excess of $1,000,000 received as a result of an Event of Loss, such Event of Loss Proceeds must be used to restore or repair the Properties or acquire Substitute Assets or, if not so used within 180 days, at the Issuers’ option, to make an Event of Loss Offer as described in this Section 4.21. Until applied as described in this Section 4.21, the Event of Loss Proceeds will be deposited, and shall remain, in the Asset Sales Sub-Account.

(b) Any Event of Loss Proceeds that are not applied to restore or repair the Properties or acquire Substitute Assets (whether by election or the passage of time) will be deemed to constitute “Event of Loss Excess Proceeds.” The Issuers will be required to make an offer to all Holders to purchase the maximum principal amount of Notes that may be purchased out of the Event of Loss Excess Proceeds (an “Event of Loss Offer”). The offer price in any Event of Loss Offer will be payable in cash and will be 100% of the principal amount of any Notes, plus accrued and unpaid interest, if any, to the date of purchase. Each Event of Loss Offer will be made in accordance with the procedures set forth in this Indenture. If any Event of Loss Excess Proceeds remain after consummation of an Event of Loss Offer, the Issuers will deposit any remaining Event of Loss Excess Proceeds in the Lock Box Account. If the aggregate principal amount of Notes tendered into the Event of Loss Offer exceeds the amount of Event of Loss Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of the Event of Loss Offer, the amount of Event of Loss Excess Proceeds will be reset at zero.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, or Sale of Assets; Limitation on Changes of Control.

(a) The Issuer shall not, and shall not permit any of its Subsidiaries to:

(1) consolidate or merge with or into (whether or not the Issuer or the Subsidiary is the surviving corporation); or

(2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its Properties or assets in one or more related transactions;

in each case, to another corporation, Person or entity except in the case of a merger of with or into the Issuer or another Subsidiary of the Issuer and a merger entered into solely for the purpose of reincorporating the Issuer or such Subsidiary in another jurisdiction.

(b) In addition, transfers of the direct or indirect ownership of the Issuer or any of its Subsidiaries by the Parent will not be permitted, except for the following:

(1) a transfer of no more than 49% of the direct or indirect ownership interests in the Issuer (in the aggregate);

(2) a transfer or a series of transfers that result in the proposed transferee, together with Affiliates of such transferee, owning in the aggregate (directly or indirectly) more than 49% of the economic and beneficial interests in the Issuer (where, prior to such transfer, such proposed transferee and its Affiliates owned in the aggregate (directly or indirectly) 49% or less of such interests in the Issuer); and, provided that such transfer will not be permitted unless (x) the Trustee receives, prior to such transfer, evidence reasonably satisfactory to the Trustee that following such transfer or transfers the Issuer and its Subsidiaries will be in compliance with the covenant set forth under Sections 4.11 and 4.13 and (y) neither S&P or Moody’s Investors Service, Inc. will issue a downgrade, withdrawal or qualification of the rating given to the Notes upon consummation of such transfer or series of transfers; and

(3) any transfer or issuance of Capital Stock of the Parent.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01(a) hereof, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein, and the predecessor Issuer, except in the case of a Lease that meets the requirements of Section 5.01(a), shall be released from the Obligation to pay the principal of and interest on the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following constitutes an “Event of Default”:

(1) failure of the Issuers to pay any principal, interest or premium, if any, when the same is due on the Notes;

(2) failure by the Issuer to consummate a Repayment Event Offer, Asset Sale Offer or Event of Loss Offer in accordance with the provisions of this Indenture;

(3) failure of the Issuers to pay any other amounts from time to time owing under the Notes or Security Documents within ten days after written notice to the Issuer;

(4) except as otherwise set forth in clauses (2) and (5) of this Section 6.01, any default in the performance of or compliance with any of the obligations under (i) Sections 3.08, 4.10, 4.20 and 4.21 or (ii) any other provision of Article 4 or the Cash Management Agreement, in each case of clause (i) or (ii) unless such default is cured within 30 days after written notice to the Issuer (or such longer period as may be required to effectuate such cure not to exceed 90 days);

(5) any default in the performance of or compliance with any obligations under Section 4.03 if such default is not fully cured within 30 days following written notice to the Issuer;

(6) any default in the performance of or compliance with any other obligations imposed by this Indenture and Security Documents that is reasonably likely to have a Material Adverse Effect if such default is not fully cured within 30 days after written notice to the Issuer (or such longer period as may be required to effectuate such cure not to exceed 90 days);

(7) filing of involuntary bankruptcy proceedings by the Issuer or any Subsidiary of the Issuer if same are not dismissed or discharged within 90 days;

(8) commencement of a voluntary bankruptcy proceeding by the Issuer or any Subsidiary of the Issuer;

(9) failure of the Issuer or any Subsidiary of the Issuer to remain solvent or the admission by any such Person in writing of its inability to pay its debts as they become due;

(10) entry of any judgment against the Issuer or any Subsidiary of the Issuer or any of their assets that is not fully covered by insurance (other than with respect to the amount of commercially reasonable deductibles permitted under this Indenture), which would have a Material Adverse Effect and remains undischarged or unstayed for a period of 60 days;

(11) except as permitted by this Indenture, any Note Guarantee or Security Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary, or any Person acting on behalf of any Subsidiary, denies or disaffirms its obligation under its Note Guarantee or any Security Document;

(12) any default by Global Signal Acquisitions II LLC beyond any applicable grace period shall occur under the Sprint Master Lease Agreement or any actual or attempted surrender, termination, modification or amendment of the Sprint Master Lease Agreement occurs except as permitted in accordance with this Indenture, except to the extent the same is not reasonably likely to have a Material Adverse Effect; or

(13) any default shall occur in the material obligations of the Issuer or any Subsidiary of the Issuer under the Management Agreement, and such breach or default either is of such a nature or continues for such a period of time beyond applicable notice and cure periods, if any, that the Manager shall have the right to exercise material remedies as a consequence thereof.

(b) A Default under Section 6.01(a)(4), (5) or (6) above will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuer of the Default and the Issuer does not cure such Default within the time specified after receipt of such notice.

Section 6.02 Acceleration.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from events set forth in Section 6.01(a) (7), (8) and (9), with respect to the Issuers, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce this Indenture or the Notes except as provided in this Indenture. Subject to Section 6.05, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

Section 6.03 Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law; provided that there shall be no duplication of any recovery provided by such remedies.

Section 6.04 Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an Asset Sale Offer, a Repayment Event Offer or an Event of Loss Offer); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

(a) A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1) such Holder gives to the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders of Notes offer the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 90 days after receipt of the request and the offer of security or indemnity; and

(5) during such 90-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

(b) A Holder of a Note may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

(a) If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

(b) The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, as modified or supplemented by a supplemental indenture, if any, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of Section 7.01(b);

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01 (a), (b), (c) and (g).

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good, faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through agents or attorneys and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e) The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes, shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document.

(g) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received from the Issuers or any Holders by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(i) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with such request or direction.

(j) The Trustee may from time to time request that the Issuers deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Indenture, which Officers’ Certificate may be signed by any persons authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k) The permissive right of the Trustee to take any action under this Indenture shall not be construed as a duty to so act.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of the Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 and Section 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, it will not be responsible for the use or application of any money received by any Paying Agent (other than itself as Paying Agent), and it shall not be responsible for any statement in this Indenture, in the Notes, or in any document executed in connection with the sale of the Notes, other than those set forth in the Trustee’s certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall mail to each Holder a notice of the Default within 90 days after it occurs. Except in the case of a Default or an Event of Default in payment of the principal amount of (or the portion thereby specified in the Notes), premium, if any, or accrued and unpaid interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of Holders.

Section 7.06 Reports by Trustee to Holders.

Within 60 days after each May 15, beginning with the first May 15 after the date hereof, for so long as the Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the 12 months preceding the reporting date, no report need be transmitted). The Trustee shall also transmit by mail all reports as required by TIA §313(c).

Section 7.07 Compensation and Indemnity.

(a) The Issuers shall pay to the Trustee from time to time such compensation for its services as the Issuers and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, costs of preparation and mailing of notices to Holders and reasonable costs of counsel retained by the Trustee in connection with the delivery of an Opinion of Counsel or otherwise in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuers shall indemnify the Trustee against any and all loss, liability or expense (including reasonable attorneys’ fees) incurred by or in connection with the administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing the Indenture (including this Section 7.07) and of defending itself against any claims (whether asserted by any Holder, the Issuers or otherwise). The Trustee shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve the Issuers of its indemnity obligations hereunder. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct, gross negligence or bad faith.

(b) To secure the Issuers’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay the principal of and interest and any liquidated damages on the Notes.

(c) The Issuers’ payment obligations pursuant to this Section 7.07 shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(a)(7) or Section 6.01(a)(8), the expenses are intended to constitute expenses of administration under the Bankruptcy Code.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign at any time by so notifying the Issuers. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee and may appoint a successor Trustee. The Issuers shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under the Bankruptcy Code;

(3) a Custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

(c) If the Trustee resigns, is removed by the Issuers or by the Holders of a majority in principal amount of the then outstanding Notes and such Holders do not reasonably promptly appoint a successor Trustee or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

(d) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

(e) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of then outstanding Notes may petition, at the expense of the Issuers, any court of competent jurisdiction for the appointment of a successor Trustee.

(f) If the Trustee fails to comply with Section 7.10, after written notice hereto, the Holders of at least 10% in principal amount of the Notes may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(g) Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate-trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee. In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and if at that time any of the Notes shall not have been authenticated, any such successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10 Eligibility; Disqualification.

(a) The Trustee shall at all times satisfy the requirements of TIA §310(a). The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA §310(b); provided, however, that there shall be excluded from the operation of TIA §310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements for such exclusion set forth in TIA §310(b)(1) are met.

(b) This Indenture shall always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5).

Section 7.11 Preferential Collection of Claims Against the Issuers.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

Section 7.12 Trustee as Paying Agent and Registrar.

References to the Trustee in Sections 7.01, 7.02, 7.03, 7.04, 7.07, 7.08, 7.09 and 7.12 hereof shall include the Trustee in its role as Paying Agent and as Registrar.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may at any time, at the option of the Board of Directors evidenced by a Board Resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

(a) Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their Obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other Obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due from the trust referred to in Section 8.05;

(2) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of this Indenture.

(b) Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03 through 4.21 hereof and 5.01(b)(2) hereof with respect to the outstanding Notes and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(4), (5), (6), (10), (11), (12) and (13) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

(a) In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the date of this Indenture, there has been a change in the applicable federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either:

(A) on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or

(B) insofar as Events of Default from bankruptcy or insolvency events with respect to the Issuers are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than this Indenture, to which the Issuers or any Subsidiary of Issuer is a party or by which the Issuers or any Subsidiary of Issuer is bound;

(6) the Issuers must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(8) the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

(b) The Collateral will be released from the Lien securing the Notes, as provided in Section 10.04 hereof, upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions of this Article 8.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

(b) The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ Obligations under this Indenture, the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

(a) Notwithstanding Section 9.02 of this Indenture, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Security Documents, the Notes or the Note Guarantees without the consent of any Holder to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) provide for the assumption of the Issuer’s or any Subsidiary’s obligations to Holders of Notes and the Note Guarantees in the case of a merger or consolidation;

(4) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(5) comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(6) to conform the text of this Indenture, the Security Documents, the Notes or the Note Guarantees to any provision of the “Description of the Notes” section of the Offering Memorandum;

(7) provide that, with respect to the issuance of Additional Notes otherwise permitted under this Indenture, such Additional Notes may be issued in one or more series; or

(8) make, complete or confirm (i) any grant of Collateral permitted or required by this Indenture or any of the Security Documents and (ii) any release of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents.

(b) Upon the request of the Issuers accompanied by a Board Resolution of the Issuers authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

(a) Except as provided below in this Section 9.02, the Issuers and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 3.08 and 4.10 hereof), the Notes, the Note Guarantees and the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or a purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

(b) Upon the request of the Issuers accompanied by Board Resolutions of the Issuers authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

(c) It is not be necessary for the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if the requisite Holders approve the substance thereof.

(d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption, but not any required repurchase in connection with a Repayment Event Offer, Asset Sale Offer or Event of Loss Offer, of the Notes;

(3) reduce the rate of or extend the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, excluding a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of a payment Default that resulted from such acceleration;

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture or the Cash Management Agreement relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7) waive a redemption payment (including through the amendment, termination or other modification of the Cash Management Agreement), but not any required repurchase in connection with a Repayment Event Offer, Asset Sale Offer or Event of Loss Offer, with respect to any Note;

(8) except as provided under Article 8 or in accordance with the terms of any Note Guarantee by a Subsidiary of the Issuer, release a Subsidiary from its Obligations under any Note Guarantee or make any change in a Note Guarantee by a Subsidiary of the Issuer that would adversely affect the Holders; or

(9) make any change in Sections 9.01 or 9.02.

Section 9.03 [Intentionally Omitted].

Section 9.04 Revocation and Effect of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b) The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons, who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.05 Notation on or Exchange of Notes.

(a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amended or supplemental indenture until the Boards of Directors of each of the Issuers approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Collateral and Security Documents.

(a) The due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and performance of all other Obligations of the Issuers and the Guarantors to the Holders and the Trustee shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Obligations. The Trustee and the Issuers hereby acknowledge and agree that the Trustee holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Security Documents. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Trustee to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers shall deliver to the Trustee copies of all documents required to be delivered to the Trustee pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 10.01, to assure and confirm to the Trustee the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuers shall take, and shall cause the Subsidiaries of the Issuer to take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Issuer and the Guarantors hereunder, a perfected, first priority security interest (subject to certain exceptions described under Section 4.12) in all Collateral under the Security Documents, including but not limited to (i) a pledge of the Equity Interests of each of the Guarantors, (ii) all personal property and fixtures owned by the Guarantors, now or hereafter existing, (iii) all rights of the Guarantors under the Site Management Agreements, now or hereafter existing, with respect to the Managed Properties (including all rights to payment thereunder, but excluding any other rights that cannot be assigned without third party consent), (iv) all rights of Guarantors under the Management Agreement, (v) all accounts, including the reserve accounts established pursuant to this Indenture and the Cash Management Agreement and (vi) all proceeds of the foregoing. Notwithstanding the foregoing, the Security Documents may be amended from time to time to add other parties, in each case to the extent permitted to be incurred under Sections 4.09 and 4.12 of this Indenture.

(b) The Trustee is authorized and directed to (i) enter into the Security Documents, (ii) bind the Holders on the terms as set forth in the Security Documents and (iii) perform its obligations under the Security Documents.

Section 10.02 Release of Collateral.

(a) The Issuers and the Guarantors will be entitled to the release of assets included in the Collateral from the Liens securing the Notes under one or more of the following circumstances:

(1) to enable the Issuer or any Subsidiary to consummate the disposition of such property or assets as permitted by Section 4.10; or

(2) as described Article 9.

(b) Upon the release of any Subsidiary from its Guarantee, if any, in accordance with the terms of this Indenture, the Lien on the Collateral of such Guarantor and the Lien on any pledged Equity Interests issued by such Guarantor will automatically terminate.

(c) Upon the occurrence of (i) payment in full of the principal of, accrued and unpaid interest on, and premium, if any, on the Notes and any and all other obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) a discharge of this Indenture as described under Article 8, the Liens on all Collateral created under the Security Documents for the benefit of the Holders of the Notes will terminate.

Section 10.03 [Intentionally Omitted].

Section 10.04 Further Assurances; Insurance.

(a) The Issuer will do or cause to be done all acts and things that may be required, or that the Trustee from time to time may reasonably request, to assure and confirm that the Trustee holds, for the benefit of the Holders, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under this Indenture, the Notes and the Security Documents.

(b) Upon the reasonable request of the Trustee at any time and from time to time, the Issuer will promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents, and take such other actions as will be reasonably required, or that the Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred.

Section 10.05 Permitted Releases Not To Impair Lien.

The release of any Collateral from the terms hereof and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral or Liens are released pursuant to the applicable Security Documents and the terms of this Article 10. The Trustee and each of the Holders acknowledge that a release of Collateral or a Lien strictly in accordance with the terms of the Security Documents and of this Article 10 will not be deemed for any purpose to be in contravention of the terms of this Indenture.

Section 10.06 [Intentionally Omitted].

Section 10.07 Suits To Protect the Collateral.

(a) Subject to the provisions of Article 7 hereof and the Security Documents, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may take all actions it deems necessary or appropriate in order to:

(1) enforce any of the terms of the Security Documents; and

(2) collect and receive any and all amounts payable in respect of the Obligations of the Issuer, the Co-Issuer and each Guarantor.

(b) Subject to the provisions of the Security Documents, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee).

Section 10.08 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Security Documents, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 10.09 Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 10 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer, the Co-Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 10.10 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 10 upon the Issuer, the Co-Issuer or any Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer, the Co-Issuer or any Guarantor or of any officer or officers thereof required by the provisions of this Article 10; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 10.11 Release Upon Termination of the Issuer’s Obligations.

In the event that the Issuer delivers to the Trustee, in form and substance reasonably acceptable to it, an Officers’ Certificate certifying that all the obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by complying with the provisions of Article 8 and Section 7.07 or by payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other obligations under this Indenture and the Note Guarantees under this Indenture and the Security Documents that are due and payable and all such obligations have been so satisfied and discharged, the Trustee shall deliver to the Issuer a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8), and shall be deemed not to hold a Lien in the Collateral and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

Section 10.12 Security Interest in Reserves.

On or prior to the Issue Date, the Issuer or the Guarantors will establish certain Sub-Accounts of the Lock Box Account, to reserve certain amounts (the “Reserves”). Pursuant to the Security Documents, the Issuer and the Guarantors have pledged, assigned and granted to the Trustee on behalf of the Holders a security interest in and to all of their respective right, title and interest in and to the Collateral, including the Reserves, as security for payment and performance of all of the Obligations hereunder and under the Notes and the other Security Documents.

Section 10.13 Termination of Ground Leases, Easements and Site Management Agreement.

The Issuer may, or may cause its Subsidiaries to, terminate (i) the Ground Lease with respect to any Ground Lease Property, (ii) the easement with respect to any Easement Property and (iii) the Site Management Agreement with respect to any Managed Property, in each case if the Manager reasonably deems such termination necessary in accordance with prudent business practices (in general, if continuation would be uneconomical).

ARTICLE 11

NOTE GUARANTEES

Section 11.01 Guarantee.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:

(1) the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders of Notes or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. To the extent permitted by applicable law, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders of Notes in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders of Notes under the Note Guarantee.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders of Notes and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03 Guarantors May Consolidate, etc., on Certain Terms.

(a) Except as otherwise provided in Section 11.04 hereof and subject to Section 5.01, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuers or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(A) subject to Section 11.04 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture and its Note Guarantee pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; or

(B) the Net Proceeds of such sale or other disposition are applied in accordance with (and to the extent required by) the applicable provisions of this Indenture and the Security Documents.

(b) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(c) Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(A) and (B) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Issuers or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuers or another Guarantor.

Section 11.04 Releases.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary of the Issuer, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with (and to the extent required by) the applicable provisions of this Indenture, including without limitation 4.10 (a) hereof; provided, further, that the failure to apply the Net Proceeds of such sale or other disposition in accordance with the applicable provisions of this Indenture will constitute an Event of Default, but will not result in the reinstatement of any Note Guarantee released in accordance with the provisions of this Section 11.04. Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuer in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(b) In the event any Guarantor is released from its Guarantee of all other Indebtedness of the Issuer or any Subsidiary of the Issuer, then such Guarantor will be automatically released and relieved of any obligations under its Note Guarantee; provided that if such Guarantor shall guarantee or otherwise provide direct credit support for any Indebtedness of the Issuer or any Subsidiary of the Issuer at a later date, then such Guarantor will again become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel satisfactory to the Trustee within 10 Business Days of the date on which it provided such Guarantee or direct credit support.

(c) Upon Legal Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 12 hereof, each Guarantor will be released and relieved of any obligations under its Note Guarantee.

(d) Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.04 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

(a) This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(i)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(ii)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer, the Co-Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant on any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer, the Co-Issuer or any Guarantor is a party or by which the Issuer, the Co-Issuer or any Guarantor is bound;

(3) Issuer, the Co-Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

(b) In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c) The Collateral will be released from the Lien securing the Notes, as provided in Section 10.06 hereof, upon a satisfaction and discharge in accordance with the provisions described above.

(d) Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (ii) of clause (1) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money.

(a) Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s, the Co-Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

[INTENTIONALLY OMITTED]

ARTICLE 14

MISCELLANEOUS

Section 14.01 [Intentionally omitted].

Section 14.02 Notices.

(a) Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

CC Holdings GS V LLC

1220 Augusta Drive

Suite 500

Houston, Texas 77057

Facsimile: (713) 570-3150

Attention: Chief Financial Officer

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

601 Travis Street, 16th Floor

Houston, Texas 77002

Facsimile: (713) 483-6959

Attention: Corporate Trust Services, re: CC Holdings GS V LLC and Crown Castle GS III Corp.

(b) The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

(c) All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(d) Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA §313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

(e) If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(f) If the Issuers mail a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 14.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

Section 14.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) must comply with the provisions of TIA §314(e) and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 14.08 Governing Law.

THE INTERNAL LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

Section 14.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or the Subsidiaries of the Issuer or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10 Successors.

All agreements of the Issuers in this Indenture and the Notes will bind their successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.04 hereof.

Section 14.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 14.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 14.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 14.14 Waiver of Trial Jury

EACH OF THE ISSUER, THE CO-ISSUER, EACH GUARNATOR AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.15 Force Majeure

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

SIGNATURES

Dated as of April 30, 2009

CC HOLDINGS GS V LLC

By:	/s/ Jay Brown
Name:	Jay Brown
Title:	SVP, CFO and Treasurer

CROWN CASTLE GS III CORP.

By:	/s/ Jay Brown
Name:	Jay Brown
Title:	SVP, CFO and Treasurer

GLOBAL SIGNAL ACQUISITIONS LLC
GLOBAL SIGNAL ACQUISITIONS II LLC
PINNACLE TOWERS LLC
INTRACOASTAL CITY TOWERS LLC
TOWER SYSTEMS LLC
RADIO STATION WGLD LLC
HIGH POINT MANAGEMENT CO. LLC
INTERSTATE TOWER COMMUNICATIONS LLC
TOWER TECHNOLOGY COMPANY OF JACKSONVILLE LLC
ICB TOWERS, LLC
PINNACLE TOWERS III LLC
PINNACLE TOWERS V. INC.
SHAFFER & ASSOCIATES, INC.
SIERRA TOWERS, INC.
AIRCOMM OF AVON, L.L.C.
COVERAGE PLUS ANTENNA SYSTEMS LLC

By:	/s/ Jay Brown
Name:	Jay Brown
Title:	SVP, CFO and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Mauri Cowen
Name:	Mauri Cowen
Title:	Vice President